Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2016 RESULTS

•	4th quarter comparable store sales increase of 4.8%, full-year increase of 4.8%

•	18% increase in 4th quarter diluted EPS to $2.59, 17% increase in full-year diluted EPS to $10.73

Springfield, MO, February 7, 2017 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and full year ended December 31, 2016. The results represent 24 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results
Sales for the fourth quarter ended December 31, 2016, increased $150 million, or 8%, to $2.10 billion from $1.95 billion for the same period one year ago. Gross profit for the fourth quarter increased to $1.11 billion (or 53.1% of sales) from $1.03 billion (or 52.7% of sales) for the same period one year ago, representing an increase of 8%. Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased to $707 million (or 33.7% of sales) from $665 million (or 34.1% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the fourth quarter increased to $408 million (or 19.4% of sales) from $363 million (or 18.6% of sales) for the same period one year ago, representing an increase of 12%.

Net income for the fourth quarter ended December 31, 2016, increased $27 million, or 13%, to $246 million (or 11.7% of sales) from $219 million (or 11.2% of sales) for the same period one year ago. Diluted earnings per common share for the fourth quarter increased 18% to $2.59 on 95 million shares versus $2.19 on 100 million shares for the same period one year ago.

“We are very pleased to once again report another profitable quarter and a solid finish to 2016,” commented Greg Henslee, O’Reilly’s CEO. “Our Team’s dedication to providing consistent, unsurpassed levels of customer service drove our comparable store sales growth of 4.8% for the quarter, which is on top of a very strong increase of 7.7% in 2015. Our relentless focus on profitable growth translated this strong top-line performance into a fourth quarter record operating margin of 19.4%, and generated an 18% increase in fourth quarter diluted earnings per share to $2.59, which exceeded the top end of our guidance range for the quarter. I would like to thank our over 74,000 Team Members for their continued hard work and unrelenting focus on providing consistently excellent service to our customers.”

Full-Year Financial Results
Sales for the year ended December 31, 2016, increased $626 million, or 8%, to $8.59 billion from $7.97 billion for the same period one year ago. Gross profit for the year ended December 31, 2016, increased to $4.51 billion (or 52.5% of sales) from $4.16 billion (or 52.3% of sales) for the same period one year ago, representing an increase of 8%. SG&A for the year ended December 31, 2016, increased to $2.81 billion (or 32.7% of sales) from $2.65 billion (or 33.2% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the year ended December 31, 2016, increased to $1.70 billion (or 19.8% of sales) from $1.51 billion (or 19.0% of sales) for the same period one year ago, representing an increase of 12%.

Net income for the year ended December 31, 2016, increased $106 million, or 11%, to $1.04 billion (or 12.1% of sales) from $931 million (or 11.7% of sales) for the same period one year ago. Diluted earnings per common share for the year ended December 31, 2016, increased 17% to $10.73 on 97 million shares versus $9.17 on 102 million shares for the same period one year ago.

Mr. Henslee commented on O’Reilly’s full-year 2016 results stating, “For the full year, we delivered a solid comparable store sales increase of 4.8%, which is on top of a 7.5% increase in 2015 and a 6.0% increase in 2014, and we translated this industry leading top-line performance into a record 19.8% operating margin, and a 17% increase in diluted earnings per share to $10.73, representing our eighth consecutive year of diluted earnings per share growth greater than 15%. During 2016, we successfully opened 210 net, new stores, and as previously announced, we plan to expand our store count by 190 net, new stores in 2017, which puts us on track to surpass the 5,000 store mark during 2017, only four years after achieving 4,000 stores in 2013.”

The Company also announced today that Greg Johnson and Jeff Shaw have been promoted to Co-Presidents of O’Reilly. “O’Reilly’s promote from within philosophy is a pillar of our Culture and a key driver to our long-term success,” stated Mr. Henslee, “and I’m very pleased to have such excellent leaders as Greg and Jeff to take on these new roles as Co-Presidents of the company.”

Mr. Henslee added, “I am extremely proud of the outstanding contributions Greg and Jeff have made to our Company, and I am very excited about their ability to lead O’Reilly to continued success for many years to come.”

Mr. Johnson will be responsible for Merchandise, Logistics, Purchasing, Inventory Management, Pricing, Advertising, Information Technology, Legal, Risk Management, Loss Prevention, Human Resources and Finance. Mr. Shaw’s areas of responsibility will include Store Operations, Sales, Distribution Operations, Real Estate, Jobber Sales and Acquisitions. Mr. Johnson and Mr. Shaw will continue to report to Mr. Henslee, who will remain CEO but pass on the title of President.

Share Repurchase Program
During the fourth quarter ended December 31, 2016, the Company repurchased 2.0 million shares of its common stock at an average price per share of $269.45, for a total investment of $546 million. During the year ended December 31, 2016, the Company repurchased 5.7 million shares of its common stock at an average price per share of $264.21, for a total investment of $1.51 billion. Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.9 million shares of its common stock, at an average price per share of $268.33, for a total investment of $254 million. The Company has repurchased a total of 57.9 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $122.91, for a total aggregate investment of $7.12 billion. As of the date of this release, the Company had approximately $634 million remaining under its current share repurchase authorization.

4th Quarter and Full-Year Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day for the year ended December 31, 2016. Comparable store sales increased 4.8% for the fourth quarter ended December 31, 2016, on top of 7.7% for the same period one year ago. Comparable store sales increased 4.8% for the year ended December 31, 2016, on top of 7.5% for the same period one year ago.

1st Quarter and Full-Year 2017 Guidance
The table below outlines the Company’s guidance for selected first quarter and full-year 2017 financial data:

	For the Three Months Ending March 31, 2017	For the Year Ending December 31, 2017
New store openings		190
Comparable store sales	2% to 4%	3% to 5%
Total revenue		$9.1 billion to $9.3 billion
Gross profit as a percentage of sales		52.8% to 53.2%
Operating income as a percentage of sales		20.1% to 20.5%
Diluted earnings per share (1)	$2.78 to $2.88	$12.05 to $12.15
Capital expenditures		$470 million to $500 million
Free cash flow (2)		$930 million to $980 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities, less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Wednesday, February 8, 2017, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 43976624. A replay of the conference call will be available on the Company’s website through February 7, 2018.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of December 31, 2016, the Company operated 4,829 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2015, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2016	December 31, 2015
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$146,598	$116,301
Accounts receivable, net	197,274	161,078
Amounts receivable from suppliers	82,105	72,609
Inventory	2,778,976	2,631,015
Other current assets	53,022	29,023
Total current assets	3,257,975	3,010,026

Property and equipment, at cost	4,832,342	4,372,250
Less: accumulated depreciation and amortization	1,708,911	1,510,694
Net property and equipment	3,123,431	2,861,556

Notes receivable, less current portion	—	13,219
Goodwill	785,399	757,142
Other assets, net	37,384	34,741
Total assets	$7,204,189	$6,676,684

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,936,656	$2,608,231
Self-insurance reserves	67,921	72,741
Accrued payroll	71,717	59,101
Accrued benefits and withholdings	74,454	72,203
Income taxes payable	—	1,444
Other current liabilities	249,901	232,678
Total current liabilities	3,400,649	3,046,398

Long-term debt	1,887,019	1,390,018
Deferred income taxes	90,166	79,772
Other liabilities	199,219	199,182

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
92,851,815 as of December 31, 2016, and
97,737,171 as of December 31, 2015	929	977
Additional paid-in capital	1,336,707	1,281,497
Retained earnings	289,500	678,840
Total shareholders’ equity	1,627,136	1,961,314

Total liabilities and shareholders’ equity	$7,204,189	$6,676,684
Note: The balance sheet at December 31, 2015, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$2,099,302	$1,949,052	$8,593,096	$7,966,674
Cost of goods sold, including warehouse and distribution expenses	985,075	921,413	4,084,085	3,804,031
Gross profit	1,114,227	1,027,639	4,509,011	4,162,643

Selling, general and administrative expenses	706,517	665,019	2,809,805	2,648,622
Operating income	407,710	362,620	1,699,206	1,514,021

Other income (expense):
Interest expense	(18,703)	(14,112)	(70,931)	(57,129)
Interest income	1,052	632	4,224	2,340
Other, net	871	486	4,692	1,134
Total other expense	(16,780)	(12,994)	(62,015)	(53,655)

Income before income taxes	390,930	349,626	1,637,191	1,460,366
Provision for income taxes	144,900	131,050	599,500	529,150
Net income	$246,030	$218,576	$1,037,691	$931,216

Earnings per share-basic:
Earnings per share	$2.62	$2.22	$10.87	$9.32
Weighted-average common shares outstanding – basic	93,813	98,474	95,447	99,965

Earnings per share-assuming dilution:
Earnings per share	$2.59	$2.19	$10.73	$9.17
Weighted-average common shares outstanding – assuming dilution	94,963	99,935	96,720	101,514

Note: The income statement for the year ended December 31, 2015, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2016	2015
	(Unaudited)	(Note)
Operating activities:
Net income	$1,037,691	$931,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	217,866	210,256
Amortization of debt discount and issuance costs	2,451	2,106
Excess tax benefit from share-based compensation	(55,994)	(63,078)
Deferred income taxes	10,394	(22,650)
Share-based compensation programs	18,859	21,899
Other	6,434	6,839
Changes in operating assets and liabilities:
Accounts receivable	(38,548)	(23,858)
Inventory	(119,270)	(76,226)
Accounts payable	322,427	191,064
Income taxes payable	26,880	81,617
Other	24,977	22,291
Net cash provided by operating activities	1,454,167	1,281,476

Investing activities:
Purchases of property and equipment	(476,344)	(414,020)
Proceeds from sale of property and equipment	5,119	2,758
Payments received on notes receivable	1,047	4,074
Other	(58,918)	—
Net cash used in investing activities	(529,096)	(407,188)

Financing activities:
Proceeds from the issuance of long-term debt	499,160	—
Payment of debt issuance costs	(4,125)	—
Principal payments on capital leases	—	(25)
Repurchases of common stock	(1,505,437)	(1,136,213)
Excess tax benefit from share-based compensation	55,994	63,078
Net proceeds from issuance of common stock	59,634	64,613
Net cash used in financing activities	(894,774)	(1,008,547)

Net increase (decrease) in cash and cash equivalents	30,297	(134,259)
Cash and cash equivalents at beginning of the year	116,301	250,560
Cash and cash equivalents at end of the year	$146,598	$116,301

Supplemental disclosures of cash flow information:
Income taxes paid	$569,677	$485,824
Interest paid, net of capitalized interest	63,648	55,061
Note: The cash flow statement for the year ended December 31, 2015, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Year Ended December 31,
Adjusted Debt to EBITDAR:		2016	2015
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,887,019	$1,390,018
Add:	Letters of credit	38,680	37,536
	Discount on senior notes	3,149	2,877
	Debt issuance costs	9,832	7,105
	Six-times rent expense	1,699,518	1,639,554
Adjusted debt		$3,638,198	$3,077,090

GAAP net income		$1,037,691	$931,216
Add:	Interest expense	70,931	57,129
	Provision for income taxes	599,500	529,150
	Depreciation and amortization	217,866	210,256
	Share-based compensation expense	18,859	21,899
	Rent expense	283,253	273,259
EBITDAR		$2,228,100	$2,022,909

Adjusted debt to EBITDAR		1.63	1.52

	December 31,
	2016	2015
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.5
Average inventory per store (in thousands) (2)	$575	$576
Accounts payable to inventory (3)	105.7%	99.1%
Return on equity (4)	58.0%	46.1%
Return on assets (5)	14.1%	13.9%

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Selected Financial Information (in thousands):
Capital expenditures	$120,110	$117,546	$476,344	$414,020
Free cash flow (6)	166,039	101,208	977,823	867,456
Depreciation and amortization	56,419	52,191	217,866	210,256
Interest expense	18,703	14,112	70,931	57,129
Rent expense	$72,574	$69,184	$283,253	$273,259

Store and Team Member Information:
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Beginning store count	4,712	4,523	4,571	4,366
New stores opened	70	49	212	209
Stores acquired	48	—	48	—
Stores closed	(1)	(1)	(2)	(4)
Ending store count	4,829	4,571	4,829	4,571

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Total employment	74,580	71,621
Square footage (in thousands)	35,123	33,148
Sales per weighted-average square foot (7)	$60.09	$58.72	$251.36	$244.13
Sales per weighted-average store (in thousands) (8)	$437	$426	$1,826	$1,769

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total shareholders’ equity. Average total shareholders’ equity is calculated as the average of total shareholders’ equity for the trailing four quarters used in determining the denominator.

(5)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(6) Calculated as net cash provided by operating activities, less capital expenditures for the period.
(7)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(8)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.